EXHIBIT 11.1

                JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
            COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (A)
                 YEARS ENDED JUNE 30, 1995, 1994 AND 1993
               (Dollars in thousands, except per share data)



                                                  Years Ended June 30,
                                              ______________________________
                                               1995       1994        1993
                                              ______    _______      _______
Primary:                                                               (B)
  Earnings (loss):
    Net income (loss)                         $ 6,616    $(4,584)    $ 6,506
    Add after tax interest, net (C)                                      335
                                              _______    _______     _______
    Net  income (loss), as adjusted           $ 6,616    $(4,584)    $ 6,841
                                              =======    =======     =======

Shares:
  Weighted average number of common shares
    outstanding                                 9,235      9,211       7,393
  Common shares issuable upon exercise of
    stock options and warrants, net of
    common shares assumed to be  repurchased
    from the proceeds at the average market
    price for the period                                               1,139
                                              _______    _______     _______
  Weighted average number of common shares
    and  common share equivalents
    outstanding                                 9,235      9,211       8,532
                                              =======    =======     =======

Primary earnings (loss) per share             $   .72    $  (.50)    $   .80
                                              =======    =======     =======
Fully diluted (D):
  Earnings (loss):
     Net income (loss)                        $ 6,616    $(4,584)    $ 6,506
     Add after tax interest, net (C)                                     228
     Add after tax interest expense applicable
       to 8.75% convertible subordinated
       debentures                                                      1,059
                                              _______    _______     _______
     Net income (loss), as adjusted           $ 6,616    $(4,584)    $ 7,793
                                              =======    =======     =======

Shares:
  Weighted average number of common shares and
    common share equivalents outstanding        9,235      9,211       8,532
  Common shares issuable upon conversion of
    8.75% convertible subordinated debentures                          1,502
                                              _______    _______     _______
  Weighted average number of common shares and
    common share equivalents outstanding,
    as adjusted                                 9,235      9,211      10,034
                                              =======    =======     =======

Fully diluted earnings (loss) per share       $   .72    $  (.50)    $   .78
                                              =======    =======     =======

(A)  See Notes 1 and 7 of Notes to Consolidated Financial Statements.
(B)  Retroactively adjusted for 10% stock dividend declared July 1, 1993.
(C) Amounts represent a decrease in interest expense and an increase in interest income as a result of the assumed reduction in borrowings and increase in investments in U. S. government securities from the application of the portion of the proceeds from the assumed exercise of stock options and warrants which were not applied towards the repurchase of outstanding common shares (equivalent to 20% of the common shares outstanding at the end of the applicable period).
(D) The calculations for 1995 and 1994 are submitted in accordance with Regulation S-K Item 601 (b)(ii) although not required by Footnote 2 to paragraph 14 of APB opinion No. 15 because they had no effect or were antidilutive on earnings per share.